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                                  EXHIBIT 4.5

                 CONFIDENTIALITY AGREEMENT BY AND BETWEEN FIRST
                   UNION SECURITIES INC., ACTING ON BEHALF OF
                        THE COMPANY, AND INTERPOOL, INC.
                          DATED AS OF JANUARY 4, 2000
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                                                       CONFIDENTIALITY AGREEMENT



First Union Securities, Inc.
101 South Tryon Street, 40th Floor
Charlotte, North Carolina 28280

Ladies and Gentlemen:

     The Cronos Group ("Cronos") and Interpool, Inc. (the "Company") are interested in discussing and evaluating the potential sale of Cronos to the Company and/or an affiliate of the Company or a business combination transaction involving Cronos and the Company and/or an affiliate of the Company. In connection with such negotiations ("Negotiations"), information of a confidential nature has been and/or will be disclosed by Cronos (the term "Cronos" including, for purposes of this Agreement, all of its directly and indirectly owned subsidiaries and other affiliates and all of its and its directly and indirectly owned subsidiaries' and other affiliates' officers, employees, representatives and other agents) to the Company (the term "Company" including, for purposes of this Agreement, all of its directly and indirectly owned subsidiaries and other affiliates) or its Agents (as hereinafter defined). In consideration of Cronos providing such information to the Company and its Agents and in order to protect Cronos's interests therein, the Company and Cronos hereby agree as follows:

     1. All information disclosed or transmitted by Cronos, whether verbally or in written, electronic, recorded or other form, to the Company or any of its Agents, including without limitation all financial information, marketing information, customer and supplier information, manufacturing and technical information and intellectual property, whether prior to, on or after the date hereof and whether or not in writing (collectively, the "Confidential Information") shall be treated by the Company and its Agents as set forth in this Agreement. As used herein, the term "Confidential Information" shall also include all analyses, records, compilations, studies, notes or other documents (whether in written, electronic, recorded or other form) whatever prepared by the Company or its Agents which contain or otherwise reflect Confidential Information.

     2. Except as required by law, including the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act") and the rules and regulations of any national securities exchange or over-the-counter market, without the prior written consent of Cronos, (a) the Company shall keep confidential and shall not disclose any Confidential Information to any third person or entity (private or governmental) except to such of its or its directly and indirectly owned subsidiaries' and other affiliates' officers, directors, employees, agents, advisors or other representatives, including without limitation accountants, attorneys, business consultants and financial advisors (all the foregoing, "Agents") who need to know the Confidential Information for the purposes contemplated by this Agreement, who are informed of the confidential nature of the Confidential Information and who agree to be bound by the restrictions of this Agreement; and (b) the Company and its Agents shall use the Confidential Information only for the purposes contemplated by this Agreement and in no event in any way detrimental to Cronos or for any other purpose, commercial or otherwise. Each of these parties agrees that, except as deemed necessary by such party's counsel to comply with applicable law (including the Exchange Act) or the rules and regulations of any national securities exchange or over-the-counter market, it would not disclose to any party that
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                                                       CONFIDENTIALITY AGREEMENT
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negotiations are taking, or have taken, place between the parties and the terms and status thereof, including the fact that this Agreement has been entered into (collectively, the "Other Information").

        3. This Agreement shall be inoperative as to any Confidential Information which (a) is or becomes available or known publicly without a breach of this Agreement by the Company or its Agents, or (b) is subsequently disclosed to the Company by a third person or entity who is known by the Company to be not prohibited from disclosing same by a contractual, fiduciary or other legal obligation to Cronos, or (c) is independently developed by the Company without reference to the Confidential Information. In addition, nothing in this Agreement shall be construed to limit the ability of the Company to make such disclosures as are deemed necessary or appropriate by its counsel to comply with the Exchange Act, including, without limitation, in connection with a tender offer or proxy or consent solicitation.

        4. Each of the parties shall be responsible for any breach of this Agreement by any of its Agents, including those who become former Agents after the date hereof. In addition, (a) the Company shall, at its sole expense, take all reasonable actions, including without limitation court proceedings, to restrain its Agents and former Agents from unauthorized disclosure or use of the Confidential Information, and (b) each of the parties shall, at such party's sole expense, take all reasonably actions, including without limitation, court proceedings, to restrain its Agents from unauthorized disclosure of the Other Information.

        5. Any Confidential Information provided to the Company or its Agents shall be returned (with all copies, extracts or other whole or partial reproductions thereof) to Cronos, and the Company and its Agents shall destroy all analyses, records, compilations, studies, notes or other documents (whether in written, electronic, recorded or other form) prepared by or for the Company which contain or are based on any Confidential Information and provide Cronos with a certificate of an officer of the Company to the effect that all such Confidential Information has been returned or destroyed as required, all within thirty days of receipt by the Company of a written request therefor from Cronos.

        6. Nothing in this Agreement shall give the Company any right, title, license or interest whatever in or to the Confidential Information (which shall remain at all times the property of Cronos) or in or to any existing or future patents, know-how, inventions or other intellectual property of Cronos.

        7. If a party or any of its Agents is requested, or upon the advice of legal counsel, is required, in any court proceeding (e.g., by oral questions, interrogatories, requests for information or documents, subpoena or the like), by any government agency or authority or by law (other than the Exchange Act) to disclose any of the Confidential Information or Other Information, as the case may be, the disclosing party shall promptly so notify the other party so that the other party may seek appropriate protective relief or waive compliance with the applicable provisions of this Agreement for such situation. If the other party does not obtain such relief on a timely basis, the disclosing party may disclose only that portion of the Confidential Information or Other Information, as the case may be, which its legal counsel
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                                                       CONFIDENTIALITY AGREEMENT
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advises must be disclosed and the disclosing party will use its reasonable efforts to obtain satisfactory assurances that the Confidential Information or Other Information, as the case may be, will be maintained in confidence following its required disclosure. The provisions of this paragraph 7 shall not apply to any disclosure permitted to be made pursuant to the introductory proviso of paragraph 2.

     8. The obligations of a party not to use or disclose (including not to allow the use or disclosure by its Agents), and to return on request or destroy, the Confidential Information or the Other Information shall continue for a period of three years from the date hereof.

     9. For a period of one year from the date hereof, the Company shall not solicit for hire or hire as a director, officer, employee, independent contractor, consultant or advisor any person employed by Cronos on the date hereof in an executive or significant managerial, financial, sales, marketing, engineering, research, development, manufacturing or technical position with whom the Company has had contact or who becomes known to the Company in connection with the Negotiations. However, the foregoing provisions of this paragraph shall not prevent the Company from hiring any such person, who, at the time of the initial contact with the Company regarding employment, is responding to (a) a general advertisement or other non-directed search inquiry or (b) who is no longer employed by Cronos and, at the time of such contact, had not been employed by Cronos for at least three months.

     10. The Company understands that Cronos shall endeavor to assure that any Confidential Information or other information provided to the Company pursuant to this Agreement will be accurate and relevant for the purposes contemplated by this Agreement but acknowledges that Cronos is not making any representation or warranty as to, and shall not have liability in regard to, the accuracy or completeness of such Confidential Information or other information.

     11.  The Company understands that no contract or agreement providing for any transaction with Cronos shall be deemed to exist between the parties unless and until a definitive agreement has been executed and delivered by both parties. Only representations and warranties, if any, hereafter made in such definitive agreement shall have any legal effect and agrees that Cronos may establish procedures and guidelines for the submission of proposals with respect to the transaction contemplated by this Agreement and may change those procedures at any time without prior notice. The Company and its representatives shall act in accordance with these procedures and agree to be bound by the terms and conditions thereof. The Company further acknowledges that Cronos is free to conduct the process leading up to a possible sale of Cronos as Cronos, in it sole discretion, determines, including, without limitation, the negotiation and entering into of any preliminary or definitive agreement with any other person or entity without prior notice to the Company. Unless and until complete and definitive written agreements for an actual sale and purchase of Cronos between Cronos and the Company have been formally prepared, executed and delivered by both parties, after approval by their respective Board of Directors, (a) each has the right, in its sole discretion, to reject any proposal from the other and/or to terminate the Negotiations at any time, and (b) neither will have any further legal obligation of any sort except for the matters specifically agreed to in this Agreement. Only
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                                                       CONFIDENTIALITY AGREEMENT
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representations and warranties, if any, hereafter made in such definitive agreements shall have any legal effect.

     12. Each of the parties shall advise their Agents who are aware or become aware of the Negotiations and/or to whom Confidential Information or the Other Information is disclosed, that United States securities laws prohibit them, as recipients from an issuer of material, non-public information regarding that issuer, from buying or selling securities of that issuer or from communicating such material, non-public information to any other person where it is reasonably likely or foreseeable that such person may purchase or sell such securities in reliance upon such information.

     13. The Company agrees, during the Standstill Period (as defined below), that it shall not, alone or through or with any other person or entity, in any manner, without the prior written consent of Cronos:

          (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities of Cronos or any subsidiary thereof, or any assets of Cronos or any subsidiary or division thereof;

          (ii) file with the SEC or mail a proxy statement relating to the solicitation of proxies by the Company from the shareholders of Cronos to be used at the 1999 Annual Meeting of Shareholders of Cronos in support of the election of the Company's nominees (as set forth in the Company's preliminary proxy statement filed with the SEC on August 24, 1999 as amended December 3,
1999) to the Board of Directors of Cronos;

          (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving Cronos or its securities or assets: (1) act, directly or indirectly, to seek to control, direct or influence the management, Board of Directors, stockholders, policies or affairs of Cronos or communicate with any of the shareholders of Cronos; or

          (iv) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing.

The foregoing provisions shall not prohibit or otherwise prevent the Negotiations as contemplated by this Agreement, between Cronos and the Company. The Company and Cronos each agree that during the Standstill Period not to initiate any legal action against the other in any court or jurisdiction except to the extent necessary to enforce the provisions of this Agreement.

As used in this Agreement, the term "Standstill Period" shall mean the period beginning on the date of this Agreement and ending the earlier of (i) such date that it is publicly announced, whether by press release, filing with the SEC or otherwise, that Cronos or any affiliate thereof has entered into a letter of intent, agreement in principle or any other agreement with any party with respect to a Competing Transaction (as hereafter defined), (ii) such date that any person or
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                                                       CONFIDENTIALITY AGREEMENT
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"group" (as defined in Section 13(d)(3) of the Exchange Act), other than the
Company or its affiliates or any group of which any of the Company or its affiliates is a member, shall have acquired or announced its intention to acquire (including by commencement of a tender or exchange offer) beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange
Act) of 25% or more of Cronos's common stock, (iii) 11:58 p.m., New York City Cronos, on April 30, 2000. For the purposes of this Agreement, "Competing Transaction" shall mean any of the following: (i) any merger, consolidation, share exchange, recapitalization, restructuring, liquidation, dissolution, business combination, joint venture or other extraordinary transaction involving Cronos or any of its subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a significant portion of the assets of Cronos and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender or exchange offer for 25% percent or more of the outstanding shares of capital stock of Cronos made by any Person (including Cronos or any affiliate thereof); (iv) any transaction by which any Person would acquire the ability to elect a majority of the members of Cronos's Board of Directors; (v) any sale or proposed sale of equity securities representing, or securities convertible, exchangeable or representing the right to acquire, more than 25% of the equity capitalization of Cronos; or (vi) any similar business combination or extraordinary transaction.

In consideration for entering into the Standstill Period agreement, Cronos agrees to allow the Company to conduct such due diligence as is reasonable and customary.

     14. The Company agrees that Cronos shall not be obligated to pay any fees on its behalf to any brokers, finders, or other parties claiming to represent the Company in the transaction contemplated by this Agreement, unless otherwise agreed to in a subsequent agreement.

     15. In the event of any breach of any provision of this Agreement, the parties acknowledge and agree that money damages would not be a sufficient remedy, and the non-breaching party shall therefore be entitled to equitable relief, including in the form of injunctions and orders for specific performance and without the necessity of posting any bond, in an action instituted in any court having subject matter jurisdiction, in addition to all other remedies available to the non-breaching party with respect thereto at law or in equity. Except as otherwise provided herein, this Agreement shall terminate one year from the date hereof, provided that the expiration of any period of time specified in this Agreement is not intended to terminate the rights and obligations of either party hereto in regard to any breaches of this Agreement occurring prior to the expiration of such period, which rights and obligations shall continue.

     16.  No failure or delay by either party hereto in exercising in whole or in part any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or at law or in equity. Either party hereto may at any time waive compliance by the other with any covenant, condition or agreement contained in this Agreement, but only by a written instrument executed by the party expressly waiving such compliance.
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                                                       CONFIDENTIALITY AGREEMENT
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     17. This Agreement shall be governed by, and interpreted and enforced in accordance with, the local laws of the State of California applicable to contracts to be performed fully within such state and without regard to the conflicts of law provisions thereof or of any other jurisdictions.

     18. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto (including by operation of law) without the prior written consent of the non-assigning party. No assignment will in any event relieve the assigning party of any of its obligations hereunder without the prior written consent of the non-assigning party. No assignment will in any event relieve the assigning party of any of its obligations hereunder without the prior written consent of the non-assigning party. The language used in this Agreement was selected by the parties jointly, and no presumptions of legal construction or interpretation are intended to, or shall, apply against either party as the author hereof. If any provision of this Agreement shall be determined to be invalid or unenforceable, it shall not affect the remainder of this Agreement, which shall continue in full force and effect. This Agreement will be executed in two or more counterparts, any or all of which shall constitute one and the same instrument.

     19. This Agreement supersedes any other representation, warranty, agreement, commitment, arrangement or understanding of any sort whatever, whether written or oral, that may have been made or entered into by either
Cronos or the Company or its Agents relating to the matters contemplated hereby, but not limited to, (i) the Confidentiality Agreement dated November
15, 1996 by and among the Company, Cronos and Stephen M. Palatin, and (ii) the Mutual Nondisclosure Agreement dated as of May 20, 1999 by and between the Company and Cronos. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof, and there are no representations, warranties, agreements, commitments, arrangements or understandings except as expressly set forth herein. This Agreement may not be amended orally, but only by a written instrument executed by both parties hereto expressly setting forth such amendment.
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                                                       CONFIDENTIALITY AGREEMENT
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     If the foregoing agreement is acceptable, please sign both copies of this letter, and return one to me at the above address.

FIRST UNION SECURITIES, INC. as agent for THE CRONOS GROUP


By:  /s/ RAYMOND C. GROTH
     -----------------------------
     Raymond C. Groth
     Managing Director

The foregoing is hereby accepted and agreed to as of Jan 9, 2000.

Interpool, Inc.

By:  /s/ MITCHELL L. GORDON
     -----------------------------
     Mitchell L. Gordon
     Director